EXHIBIT 4.1

               NATIONAL HEALTH LABORATORIES INCORPORATED
                        1994 STOCK OPTION PLAN


     1.   Purpose; Restrictions on Amount Available under the
          Plan.

               This 1994 Stock Option Plan ("Plan") is intended to encourage stock ownership by employees of National Health Laboratories Incorporated (the "Company") and employees of Affiliated Corporations (as defined in Section 2(a) hereof), so that they may acquire or increase their proprietary interest in the Company, and to encourage such employees to remain in the employ of the Company and to put forth maximum efforts for the success of the business. It is further intended that options granted by the Committee pursuant to
     Section 6 of this Plan shall constitute "incentive stock options" ("Incentive Stock Options") within the meaning of
     Section 422 of the Internal Revenue Code of 1986, as thereafter amended, and the regulations issued thereunder (the "Code"), and options granted by the Committee pursuant to Section 7 of this Plan shall constitute "nonqualified stock options" ("Nonqualified Stock Options"). Grants under this Plan may consist of Incentive Stock Options, Nonqualified Stock Options (collectively, "Options") or stock appreciation rights ("Rights"), which Rights may be either granted in conjunction with Options ("Related Rights") or unaccompanied by Options ("Free Standing Rights"), as hereinafter set forth.


     2.   Definitions.

               As used in this Plan, the following words and phrases shall have the meanings indicated:

               (a) "AFFILIATE CORPORATION" or "AFFILIATE" shall mean any corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company.

               (b) "CHANGE IN CONTROL" shall mean circumstances under which Ronald O. Perelman, individually, or his estate, heirs or personal representative or any trust created for the benefit of his children, or any corporation or other entity which such persons control, directly or indirectly, cease to maintain "beneficial ownership" (as defined in Rule 13d-3 of the Exchange Act), individually or in the aggregate, of securities of the Company representing five percent (5%) or more of the combined voting power of the Company's then outstanding securities.

               (c)  "DISABILITY" shall mean an optionee's
     inability to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

               (d)  "EXCHANGE ACT" shall mean the Securities
     Exchange Act of 1934, as amended.

               (e)  "FAIR MARKET VALUE" per share as of a
     particular date shall mean (i) the closing sales price per share of Common Stock (as defined in Section 5 hereof) on a national securities exchange for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee in its discretion may determine.

               (f)  "PARENT CORPORATION" shall mean any
     corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an Option, each of such corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

               (g)  "RETIREMENT" shall mean an optionee's
     termination of employment in accordance with the provisions of the Company's Employee Retirement Plan at such Optionee's
     Normal Retirement Date, as defined in such plan.

               (h)  "SUBSIDIARY CORPORATION" shall mean any
     corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of such corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

               (i)  "TEN PERCENT STOCKHOLDER" shall mean an
     Optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent Corporation or Subsidiary corporations.


     3.   Administration.

               The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), which shall be comprised of three or more persons, each of whom shall qualify as (a) an "outside director" within the meaning of Section 162(m) of the Code and (b) a "disinterested person" as described in Rule 16b-3(c)(2)(i) promulgated under the Exchange Act.

               The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine which Options shall constitute Incentive Stock Options and which Options shall constitute Nonqualified Stock Options; to determine which Rights (if any) shall be granted in conjunction with Options; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to whom, and the time or times at which, Options shall be granted; to determine the number of shares to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with Options and/or Rights granted under the Plan ("Option Agreements"); and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as may be deemed advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

               No member of the Board of Directors or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option or Right granted hereunder.


     4.   Eligibility.

               Options, Rights, or both Options and Rights may be granted to key employees (including, without limitation, officers and directors who are employees) of the Company or its present or future Affiliate Corporations, except that Incentive Stock Options shall be granted only to individuals who, on the date of such grant, are employees of the Company or a Parent Corporation or a Subsidiary Corporation. In determining the persons to whom Options and/or Rights shall be granted and the number of shares to be covered by each option and any Rights, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. A person to whom an Option has been granted hereunder is sometimes referred to herein as an "Optionee."

               An Optionee shall be eligible to receive more than one grant of an Option during the term of the Plan, but only on the terms and subject to the restrictions hereinafter set forth.


     5.   Stock.

               The stock subject to Options and Rights hereunder shall be shares of the Company's common stock, par value $0.01 per share ("Common Stock"). Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by the Company. The aggregate number of shares of Common Stock as to which Options and Rights may be granted from time to time under the Plan shall not exceed 3,000,000. No person may be granted Options or Rights under the Plan representing an aggregate of more than 750,000 shares of Common Stock. The limitations established by the preceding two sentences shall be subject to adjustment as provided in Section 8(i) hereof.

               To the extent that (1) any Option expires or is terminated without being exercised or surrendered, (2) any option is surrendered on exercise of a Right for cash or the issuance of fewer shares of Common Stock than issuable under such surrendered Option or (3) any Free Standing Right expires or is terminated without being exercised, the shares of Common Stock issuable thereunder, less such shares issued, shall become available for grants of options or Rights.


     6.   Incentive Stock Options.

               Options granted pursuant to this Section 6 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in
     Section 8 hereof.

               (a) VALUE OF SHARES. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Common Stock with respect to which Options granted under this Plan and all other option plans of the Company, any Parent Corporation and any Subsidiary Corporation become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

               (b) TEN PERCENT STOCKHOLDERS. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder,
     (i) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock of the Company on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.


     7.   Nonqualified Stock Options.

               Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Sections 5 and 8 hereof.

     8.   Terms and Conditions of Options.

               Each Option granted pursuant to the Plan shall be evidenced by a written Option Agreement between the Company and the optionee, which agreement shall comply with and be subject to the following terms and conditions:

               (a) NUMBER OF SHARES. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

               (b) TYPE OF OPTION. Each Option Agreement shall specifically identify the portion, if any, of the Option which constitutes an Incentive Stock Option and the portion, if any, which constitutes a Nonqualified Stock Option.

               (c) OPTION PRICE. Each Option Agreement shall state the Option Price per share of Common Stock, which, in the case of Incentive Stock Options, shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock of the Company on the date of grant of the Option and shall be further subject to the limitation described in Section 6(b) hereof. The Option Price shall be subject to adjustment as provided in Section 8(i) hereof. The date on which the Committee adopts a resolution expressly granting an option shall be considered the day on which such option is granted.

               (d) MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, in cash or in shares of Common Stock having a Fair Market Value equal to such Option Price or in a combination of cash and such shares, and may be effected in whole or in part (i) with monies received from the Company at the time of exercise as a compensatory cash payment, or (ii) with monies borrowed from the Company pursuant to repayment terms and conditions as shall be determined from time to time by the Committee, in its discretion, separately with respect to each exercise of options and each optionee; provided, however, that each such method and time for payment and each such borrowing and terms and conditions of security, if any, and repayment shall be permitted by and be in compliance with applicable law.

               (e) TERM AND EXERCISE OF OPTIONS. Options shall be exercised over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Option Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be determined by the Committee; provided, however, that in the case of an Incentive Stock option, such exercise period shall not exceed ten (10) years from the date of grant of such Incentive Stock Option and such exercise period shall be further limited in circumstances described in Section 6(b) hereof. The exercise period shall be subject to earlier termination as provided in Section 8(f) and 8(g) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee; provided, however, that an Option may not be exercised at any one time as to fewer than one hundred (100) shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than one hundred (100)).

               (f)  TERMINATION OF EMPLOYMENT.  Except as
     provided in this Section 8(f) and in Section 8(g) hereof, an Option may not be exercised unless the Optionee is then in the employ of (1) the Company, (2) an Affiliate Corporation or (3) a corporation issuing or assuming the Option in a transaction to which Section 424 of the Code applies or a parent corporation or subsidiary corporation of the corporation described in this Clause 3, and unless the Optionee has remained continuously so employed since the date of grant of the Option. In the event that the employment of an Optionee shall terminate (other than by reason of death, Disability or Retirement), all options of such Optionee that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within three (3) months after such termination. Nothing in the Plan or in any Option or Right granted pursuant hereto shall confer upon an individual any right to continue in the employ of the Company or any of its Affiliate Corporations or interfere in any way with the right of the Company or any such Affiliate Corporation to terminate such employment at any time.

               (g)  ACCELERATION OF BENEFITS UPON DEATH,
     DISABILITY OR RETIREMENT OF OPTIONEE OR A CHANGE IN CONTROL. If (i) an Optionee shall die while employed by the Company or an Affiliate Corporation thereof, (ii) an Optionee shall die within three (3) months after the termination of such Optionee's employment, (iii) the Optionee's employment shall terminate by reason of Disability or Retirement, or
     (iv) there is a Change in Control, then in any such case all options theretofore granted to such Optionee (whether or not then exercisable) may, unless earlier terminated or expired in accordance with their terms, be exercised by the Optionee or by the Optionee's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or Disability of the Optionee, at any time within one year after the date of death, Disability or Retirement of the Optionee or the Change in Control.

               (h)  NONTRANSFERABILITY OF OPTIONS.  Options
     granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Optionee, only by the Optionee or by his guardian or legal representative.

               (i)  EFFECT OF CERTAIN CHANGES.

                    (1)  If there is any change in the number of
     outstanding shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash dividends, or any like change, then the number of shares of Common Stock available for Options and Rights, the number of such shares covered by outstanding Options and Rights, and the price per share of such Options or the applicable market value of Rights, shall be proportionately adjusted by the Committee to reflect such change or distribution; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

                    (2)  In the event of a change in the Common
     Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

                    (3)  To the extent that the foregoing
     adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Inventive Stock Option granted pursuant to this Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an Incentive Stock Option within the meaning of
     Section 422 of the Code.

               (j) RIGHTS AS A STOCKHOLDER. An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 8(i) hereof.

               (k) OTHER PROVISIONS. The Option Agreements authorized under the Plan shall contain such other provisions, including, without limitation, (i) the granting of Rights, (ii) the imposition of restrictions upon the exercise of an Option, and (iii) in the case of an Incentive Stock Option, the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option, as the Committee shall deem advisable.


     9.   Stock Appreciation Rights.

               (a)  Grant and Exercise.  In the case of a
     Nonqualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.

               A Related Right or applicable portion thereof granted with respect to a given Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that, unless otherwise provided by the Committee at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Option exceeds the number of shares not covered by the Right.

               A Related Right may be exercised by an Optionee, in accordance with paragraph (b) of this Section 9, by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (b) of this Section 9. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been exercised.

               (b)  Terms and Conditions.  Rights shall be
     subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee and as evidenced by a written Option Agreement between the Company and the Optionee, including the following:

                    (1) Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Sections 6, 7, 8 and this Section 9 of the Plan; provided, however, that any Related Right shall not be exercisable during the first six (6) months of the term of the Related Right, except that this additional limitation shall not apply in the event of death of the Optionee prior to the expiration of the six (6) month period.

                    (2) Upon the exercise of a Related Right, an Optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Common Stock equal in value to the excess of the Fair Market Value of one
     (1) share of Common Stock over the option price per share specified in the related Option multiplied by the number of shares in respect of which the Related Right shall have been exercised, with the Committee having the right to determine the form of payment.

                    (3)  Related Rights shall be transferable
     only when and to the extent that the underlying Option would be transferable under paragraph (h) of Section 8 of the Plan.

                    (4)  A Related Right granted in connection
     with an Incentive Stock Option may be exercised only if and when the market price of the Common Stock subject to the Incentive Stock Option exceeds the exercise price of such Option.


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                    (5)  Free Standing Rights shall be
     exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that Free Standing Rights shall not be exercisable during the first (6) six months of the term of the Free Standing Right, except that this limitation shall not apply in the event of death of the recipient of the Free Standing Right prior to the expiration of the six-month period.

                    (6)  The term of each Free Standing Right
     shall be fixed by the Committee, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

                    (7)  Upon the exercise of a Free Standing
     Right, a recipient shall be entitled to receive up to, but not more than, an amount in cash or shares of Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock over the price per share specified in the Free Standing Right (which shall be no less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant) multiplied by the number of shares in respect of which the right is being exercised, with the Committee having the right to determine the form of payment.

                    (8)  No Free Standing Right shall be
     transferable by the recipient otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the recipient's lifetime, only by the recipient or his legal guardian or legal representative.

                    (9)  In the event of the termination of
     employment of a recipient of a Free Standing Right, such right shall be exercisable to the same extent that an Option would have been exercisable in the event of the termination of employment of an Optionee.


     10.  Agreement by Optionee Regarding Withholding Taxes.

               If the Committee shall so require, as a condition of exercise, each Optionee shall agree that:

               (a) no later than the date of exercise of any Option or Right granted hereunder, the Optionee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option or Right (any such tax, a "Withholding Tax"); and

               (b) the Company shall, to the extent permitted or required by law, have the right to deduct any Withholding
     Tax from any payment of any kind otherwise due to the Optionee.

     11.  Gross-Up for Excise Tax.

               An Option Agreement may provide that in the event that an Optionee becomes entitled by reason of a Change of Control to the accelerated vesting of an Option, if such Optionee will be subject to the excise tax (the "Excise Tax") under Section 4999 of the Code, the Company shall pay to such Optionee as additional compensation an amount (the "Gross-Up Payment") which, after taking into account any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 10, shall be equal to the amount of such Excise Tax. For purposes of determining whether an Optionee will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by such Optionee in connection with a Change in Control of the Company or the Optionee's termination of employment (whether pursuant to the terms of the Option Agreement or any other plan, arrangement or agreement with the Company, any entity whose actions result in a Change in Control of the Company or any entity affiliated with the Company or such entity) shall be treated as "parachute payments" within the meaning of
     Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Optionee such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of payments or benefits treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of payments or benefits conferred on such Optionee by reason of the Change of Control or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and
     (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Optionee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Optionee's residence on the date on which the Excise Tax is incurred, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Optionee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Optionee with respect to such excess) at the time that the amount of such excess finally is determined. The Optionee and the Company each shall reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax.


     12.   Termination and Amendment.

               Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no Option or Right shall be granted after, February, 2004. The Plan may be terminated, modified or amended by the shareholders of the Company. The Board may at any time terminate, modify or amend the Plan in such respects as it shall deem advisable; provided, however, that the Board may not, without approval by the holders of a majority of the voting shares of the Company:

               (i) increase (except as provided in Section 8(i) hereof) the maximum number of shares of Common Stock as to which Options or Rights may be granted under the Plan;

              (ii) change the class of employees eligible to receive Options or Rights; or

             (iii) adopt any other amendments to the Plan that are considered material for purposes of Rule 16b-3(b) under the Exchange Act.

     No termination, modification or amendment of the Plan may, without the consent of the employee to whom any Option or Right shall theretofore have been granted, adversely affect the rights of such employee or his or her transferee (as provided herein) under such Option or Right.


     13.   Effectiveness; Approval of Stockholders.

               The Plan shall take effect upon its adoption by the Board of Directors, but its effectiveness and the exercise of any Options or Rights shall be subject to the approval of the holders of a majority of the voting shares of the Company, which approval must occur within twelve
     (12) months after the date the Plan is adopted by the Board.


     14.  Effect of Headings.

               The section and subsection heading contained herein are for convenience only and shall not affect the construction hereof.